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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) January 19, 2005

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware    19898
(Address of principal executive offices)

Registrant's telephone number, including area code:    (302) 774-1000

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Item 8.01.     Other Events

               The Registrant hereby files, in connection with Debt and/or Equity Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-53327, No. 33-60069 and No. 333-86363) the following information.

               DuPont Dow Elastomers LLC (DDE), a 50/50 joint venture between DuPont and The Dow Chemical Company (Dow), reached a plea agreement today with the U. S. Department of Justice (DOJ) that includes an $84 million fine that resolves all criminal charges against it related to a DOJ investigation of the polychloroprene industry.

               DDE has also agreed to settle a federal class action antitrust lawsuit related to purchases of ethylene propylene diene monomer (EPDM), which is another form of synthetic rubber.

               As a result of agreements reached between DuPont and Dow that were announced on April 8, 2004, DuPont agreed to fund 100 percent of any related DDE antitrust liabilities and costs, up to $150 million, with DuPont also funding more than 75 percent of any excess. DuPont recorded a first quarter 2004 pre-tax charge of $150 million for costs associated with ongoing DDE antitrust investigations and related litigation in the synthetic rubber markets.

               Following the resolution of these two litigation matters this week by DDE, DuPont will increase its consolidated litigation reserve by $118 million on a pre-tax basis. DuPont said that the impact on its fourth quarter 2004 results would be a special charge of approximately $100 million pre-tax, or $.09 per share, after reflecting payments to be made by Dow as provided for in the April agreements.

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SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President & Controller

January 19, 2005

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